Exhibit 9.1 (d)

SEALE and BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

March 24, 2010

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N. W.
Washington, DC 20549

Re: Oyco, Inc.

Commission File Number 000-51361

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by Oyco, Inc. in Item 4.02 of its Form 8-K dated March 24, 2010 and captioned "Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review."

Seale and Beers did not review the financial statements in question.

We herebyconsent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ Seale and Beers, CPAs
Seale and Beers, CPAs
Las Vegas, Nevada

50 S Jones Blvd, Ste 202, Las Vegas, NV 89107 Ph: (888) 727-8251 Fax: 888-7782-2351